EXHIBIT 23.01

                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
ZAMBA Corporation:

We consent to incorporation by reference in registration statements Nos. 333-62783, 333-66021, 333-40470, and 333-52082 on Form S-8 of ZAMBA Corporation
of our reports dated January 23, 2001, except as to Note 15, which is as of February 27, 2001, relating to the consolidated balance sheets of ZAMBA Corporation and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000, and the related financial statement schedule, which reports are included in the 2000 annual report on Form 10-K of ZAMBA Corporation.

                                  /s/ KPMG LLP


Minneapolis, Minnesota
March 15, 2001